Exhibit 1
Joint Filing Agreement

Rule13d-1(k) Joint Filing Agreement

Each of the undersigned hereby agrees and consents to the execution and joint filing on its behalf by CMHJ Technology Fund II, LP of this Schedule 13G respecting the beneficial ownership of the securities which are the subject of this schedule, and to the inclusion of this Joint Filing Agreement as an Exhibit to the joint filing.

CMHJ TECHNOLOGY FUND II, L.P.
By: CMHJ Partners, L.P., General Partner
By: CMHJ Partners Ltd., General Partner

/s/ Darren Ho
Dated: November 10, 2008	Darren Ho, as a Director of CMHJ Partners Ltd. (for
itself and as general partner of CMHJ Partners, L.P.) and
CMHJ Technology Fund II, L.P.

CMHJ PARTNERS, L.P.
By: CMHJ Partners Ltd., General Partner

/s/ Darren Ho
Dated: November 10, 2008	By: Darren Ho, Director

CMHJ PARTNERS, LTD.

/s/ Darren Ho
Dated: November 10, 2008	By: Darren Ho, Director